Exhibit 12(a)


                              THE MONTANA POWER COMPANY

                  Computation of Ratio of Earnings to Fixed Charges
                                (Dollars in Thousands)

                             TWELVE MONTHS
                                 ENDED
                             JUNE 30, 1996
                             -------------


      Net Income  . . . .        $ 69,192

                                   33,807
      Income Taxes  . . .        --------

                                 $102,999
                                 --------


      Fixed Charges:
        Interest  . . . .        $ 48,255

        Amortization of
         Debt Discount,
         Expense and
         Premium  . . . .           1,567

                                   34,925
        Rentals . . . . .        --------
                                 $ 84,747
                                 --------


      Earnings Before
       Income Taxes and          $187,746
       Fixed Charges  . .        ========

      Ratio of Earnings to           2.22X
       Fixed Charges  . .        ========




                                         YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------

                             1995        1994        1993      1992      1991
                             ----        ----        ----      ----      ----
      Net Income  . . .    $ 59,053   $115,963    $107,196 $107,065  $105,715

                             21,573     53,152      54,120   45,639    50,394
      Income Taxes  . .    --------   --------    -------- --------  --------
                           $ 80,626   $169,115    $161,316 $152,704  $156,109
                           --------   --------    -------- --------  --------



      Fixed Charges:

        Interest  . . .    $ 47,330   $ 44,096    $ 48,142 $ 48,810  $ 52,836

        Amortization of
         Debt Discount,
         Expense and
         Premium  . . .       1,567      1,666       1,768    1,878     1,245
                             35,300     36,586      36,631   36,905    37,638
        Rentals . . . .    --------   --------    -------- --------  --------

                           $ 84,197   $ 82,348    $ 86,541 $ 87,593  $ 91,719
                           --------   --------    -------- --------  --------


      Earnings Before
       Income Taxes and    $164,823   $251,463    $247,857 $240,297  $247,828
       Fixed Charges  .    ========   ========    ======== ========  ========

      Ratio of Earnings        1.96X      3.05X       2.86X    2.74X     2.70X
       to Fixed Charges    ========   ========    ======== ========  ========